Exhibit 10.2

Certain identified information has been omitted from this exhibit because it is (i) not material and (ii) of the type that the registrant treats as private or confidential. [***] indicates that information has been omitted.

Execution Version

CONSULTING AGREEMENT

This Consulting Agreement is made by and between Lantheus Medical Imaging, Inc. (together with its affiliates, the “Company”) and Etienne Montagut (“you”) (each of the Company and you, individually, a “Party” and, collectively, the “Parties”), effective as of June 7, 2024 (the “Effective Date”) (this “Agreement”).
Each of the Parties, intending to be legally bound, agree as follows:
1.Consulting Services Engagement. On the Effective Date, the Company hereby engages you as an independent contractor to provide, and you agree to so provide, during the Consulting Period (as defined below), the consulting services described on Exhibit A in accordance with the provisions of this Agreement (collectively, the “Services”).
2.Compensation and Reimbursement.
(a)Subject to your (x) timely execution, delivery and non-revocation of your separation agreement with the Company (as amended, modified or supplemented from time to time by mutual agreement of the Parties, the “Separation Agreement”) and (y) meeting your obligations under this Agreement, the Company will provide you with the following compensation and reimbursement.
(i)For the Services. In consideration for you agreeing to provide and providing the Services in accordance with this Agreement: (A) notwithstanding Section 1(d) of the Separation Agreement (Forfeiture of Unvested Equity Awards), you will be entitled to the continued vesting of Unvested Equity Awards for Services (as defined in, and as described on, Exhibit B); and (B) the Company will reimburse you for your reasonable, pre-approved and documented out-of-pocket expenses incurred during the Consulting Period in accordance with its policies.
(ii)For the Restrictive Covenants. In consideration for you agreeing to and abiding by Section 4 (Restrictive Covenants) in accordance with this Agreement: notwithstanding Section 1(d) of the Separation Agreement (Forfeiture of Unvested Equity Awards), you will be entitled to the continued vesting of Unvested Equity Awards for the Restrictive Covenants (as defined in, and as described on, Exhibit B).
(b)The Parties acknowledge and agree that, except for the Parties entering into and you abiding by this Agreement, you would not otherwise be entitled to or eligible for a consulting relationship with the Company or the compensation provided in this Section 2 (Compensation and Reimbursement). You also agree that all of this consideration was negotiated at arms’ length and constitutes “mutually agreed upon consideration” and “fair and reasonable consideration” for the noncompetition covenants set forth in Section 4 (Restrictive Covenants), as may be required by the Massachusetts Noncompetition Agreement Act or other applicable law.
(c)In the event that the Separation Agreement is revoked, then this Agreement, including the compensation and reimbursement set forth in Section 2 (Compensation and Reimbursement), will be null and void, ab initio, without any compensation or reimbursement owed to you.
(d)In addition, the Company agrees to indemnify you pursuant to the terms and conditions of the Indemnification Agreement, such that rendering the Services under and in accordance with this Agreement qualifies as “Corporate Status,” as defined in the Indemnification Agreement and the six-year time period under Section 14(a) of the Indemnification Agreement shall run from the period when you cease rendering Services under and in accordance with this Agreement.
3.Taxes. All taxes on compensation or benefits earned under this Agreement will be your responsibility; provided that the Company will withhold any taxes and remit those on your behalf to appropriate tax authorities if and the extent the Company is required to do so by applicable law.
4.Restrictive Covenants. You agree to abide by (and the compensation set forth in Section 2(a)(ii) (Compensation and Reimbursement for the Restrictive Covenants) is expressly conditioned upon your agreement to, execution of, and compliance with) the Non-Disclosure, Assignment of Inventions and Non-Solicitation Agreement attached as Exhibit C (as amended, modified or supplemented from time to time by mutual agreement of the Parties, collectively, the “NDA”) and the Restrictive Covenant Agreement attached as Exhibit D (as amended, modified or supplemented from time to time by mutual agreement of the Parties, collectively, the “RCA”) (the NDA and the RCA, collectively, the “Restrictive Covenants”), all of which are incorporated into this Agreement by reference as if set forth verbatim. Any breach of the Restrictive Covenants will constitute a material breach of this Agreement, entitling the Company to terminate this Agreement pursuant to Section 9(a)(iii) (Termination for Material Breach).
5.Term of Consulting Services Engagement. Subject to this Agreement not becoming null and void under Section 2(c) (Compensation and Reimbursement), the engagement for Services under this Agreement is effective as of the Effective Date and will continue in full force and effect until the earliest of: (a) the third (3rd) anniversary of the Effective Date; (b) termination in accordance with Section 9 (Termination); or (c) the consummation of a Change of Control (as defined on Exhibit B) (as may be extended by mutual agreement of the Parties from time to time, the “Consulting Period”).
6.Independent Contractor. Any Services you perform will be as an independent contractor and not as an employee or agent of the Company. As such, from and after the Effective Date, you will not be entitled to receive, nor will rendering Services make you eligible to participate in, any benefits or privileges given or extended to the Company’s employees. The Parties further acknowledge and agree that you may not enter into any obligation on the Company’s behalf. When providing Services under this Agreement, you will hold yourself out to be only an advisor or consultant to (but not an employee of) the Company.
7.Representations, Warranties and Covenants. You represent, warrant and covenant to the Company that: (a) you will perform all Services with at least the same degree of diligence and care, and in a manner at least commensurate with the same professional standards, as exhibited by distinguished professionals performing similar services in the industries in which the Company operates; (b) you will comply with all laws, regulations and orders and stock exchange requirements; (c) you have not been debarred and, to the best of your knowledge, are not under consideration to be debarred, and will not be debarred, by the U.S. Food and Drug Administration from working in or providing consulting services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992; (d) you are under no contractual or other obligation, restriction or arrangement that breaches, interferes or is inconsistent with, or presents a conflict of interest relating to, this Agreement or your performance of the Services; and (e) during the Consulting Period and thereafter, you will not enter into any agreement or other obligation, restriction or arrangement, either written or oral, that interferes or is inconsistent with, or presents a conflict of interest relating to, your obligations under this Agreement or your performance of the Services. You agree not to disclose to any individual or entity any of the terms of this Agreement (including its Exhibits) or information related to the negotiation or terms of this Agreement; provided, however, that you will not be prohibited from making disclosures to your spouse or domestic partner, attorney or tax advisor or for the sole purpose of disclosing the Restrictive Covenants to a potential employer. You also agree that, when providing any Services to the Company during the Consulting Period, you will not disclose to the Company (or use for the Company’s benefit) any confidential information of Pharmalogic (or other third parties) in violation of any legal or contractual obligation you have to Pharmalogic or such other third party.
8.Records. You will keep accurate records relating to the Services, including quarterly overview records of general activities conducted relating to the Services, which you will produce to the Company on a quarterly basis (via email to the Chief Executive Officer or General Counsel is sufficient). All such records, whether paper or electronic, will be the sole property of the Company and subject to the Company’s review at a mutually agreeable time. Promptly upon the termination or expiration of this Agreement, all such records, whether they were prepared by you solely or jointly with others, any other information and property of the Company and any materials provided to you by the Company, or its designee will be turned over by you to the Company.
9.Termination.
(a)This Agreement may be terminated (i) by you, with or without cause, upon at least twenty (20) business days’ prior written notice to the Company, (ii) by the Company, without cause, upon at least twenty (20) business days’ prior written notice to you, or, (iii) by the Company, in the event you materially breach any provision of this Agreement (including the Restrictive Covenants), immediately upon written notice to you; in all cases, written notice by email is sufficient. In the event this Agreement is terminated, the Company will be under no further obligation to you other than as set forth in Exhibit B.
(b)In the event of expiration or termination of this Agreement, you agree to provide the Company as soon as practicable with all electronic devices, passwords, records (as specified in Section 8 (Records)), reports, materials, deliverables and other information in tangible form in whatever state of completion as of the date of expiration or termination.

(c)All rights granted to the Company under this Agreement that are expressly indicated to survive termination or expiration of this Agreement or by their nature should survive the termination or expiration of this Agreement will survive the termination or expiration of this Agreement, including Section 3 (Taxes), Section 4 (Restrictive Covenants), Section 7 (Representations, Warranties and Covenants), Section 8 (Records), Section 9 (Termination), Section 10 (Entire Agreement; Amendment), Section 11 (Successors and Assigns), Section 12 (Choice of Law), Section 14 (Interpretational Matter) and Section 15 (Electronic Signatures).
10.Entire Agreement; Amendment. This Agreement (together with all of its exhibits, including the NDA and RCA) contains the entire understanding of the Parties with respect to the subject matter covered thereby and supersede all prior agreements or understandings except as explicitly set forth in this Agreement. For the avoidance of doubt: (a) nothing in this Agreement supersedes (i) the Separation Agreement, except that Section 2(a) (Compensation and Reimbursement) above supersedes Section 1(d) of the Separation Agreement (Forfeiture of Unvested Equity Awards), (ii) any other confidentiality, nonuse, assignment of inventions, noncompetition, non-solicitation, non-disparagement or other similar covenants or agreements previously-executed by the Parties or (iii) the Indemnification Agreement by and among the Company, Lantheus Holdings, Inc. and you, dated as of September 24, 2018 (the “Indemnification Agreement”), except as modified by Section 2(d) (Compensation and Reimbursement). The Parties may, from time to time, during the Consulting Period, modify any of the provisions of this Agreement in a writing duly executed by the Parties.
11.Successors and Assigns. This Agreement is binding upon the Parties and their successors, but is not otherwise assignable.
12.Choice of Law. This Agreement will be construed, governed, interpreted and applied in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provision thereof. Any disputes arising between the Parties relating to this Agreement will be subject to the exclusive jurisdiction and venue of the state and federal courts located in the Commonwealth of Massachusetts, and the Parties hereby waive any objection which they may have now or hereafter to the laying of venue of any proceedings in said courts and to any claim that such proceedings have been brought in an inconvenient forum, and further irrevocably agree that a judgment or order in any such proceedings will be conclusive and binding upon each of them and may be enforced in the courts of any other jurisdiction. You and the Company waive the right to a trial by jury with respect to any such dispute or other proceeding.
13.Savings Clause. In the event that any one or more of the provisions of this Agreement (or any of its Exhibits) is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement (or its Exhibits) is held to be excessively broad as to duration, scope or activity or subject, then those provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.
14.Interpretational Matter. The word “including,” as used in this Agreement, will be construed as meaning “including without limitation.”

15.Electronic Signatures. Signatures to this Agreement may be delivered by facsimile, by electronic mail (e.g., a “.pdf” file) or by any other electronic means that is intended to preserve the original appearance of the document, and such delivery will have the same effect as the delivery of the paper document bearing the actual, hand-written signatures.

YOU FREELY, KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT AFTER HAVING THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY.

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    IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Agreement to be executed, effective as of the Effective Date:

The Company:
Lantheus Medical Imaging, Inc.

By:    /s/ Brian Markison
Name:    Brian Markison
Title:    Chief Executive Officer

You:

/s/ Etienne Montagut
Etienne Montagut

Exhibit A
Services

Specified Transaction Support. Upon the request and at the direction of the Company’s Chief Executive Officer, you will support the Company with respect to identifying, evaluating, analyzing, conducting due diligence for, negotiating, presenting on, entering into and integrating the potential transactions specifically discussed by the Parties immediately prior to the Effective Date, as well as any other potential transactions that are mutually agreed by the Parties from time to time.
Knowledge Transfer. To transfer knowledge, expertise, contacts and business relationships you gained or maintained as Chief Business Officer of the Company, you will make yourself accessible to, and will be reasonably available to provide advice, information, answers, introductions and other relationship building support to the Chief Executive Officer and members of the Business Development and Legal functions (and otherwise as mutually agreed).
Other Services. You will also assist with other services reasonably requested by the Company’s Chief Executive Officer from time to time.
Travel may be required.
As a consultant, you will control the manner and timing of providing such Services. The Company recognizes that you will have full-time employment at PharmaLogic and the Services to be provided under this Agreement shall not unreasonably interfere with such full-time employment.

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Page A-1 of A-1

Exhibit B
Compensation

1.Unvested Equity Awards
[***]
2.Continued Vesting of Unvested Equity Awards
[***]
3.Miscellaneous
(a)Continuing “Service.” The Company hereby waives any requirements under the Plans to provide continuing “Service” (as defined under each of the Plans) to the extent necessary to implement the vesting framework set forth in this Exhibit B. For clarity, any exercise period limitations imposed on your vested but unexercised stock options under the Plans will not begin to run until the end of the Consulting Period or the applicable vesting date, whichever is later.
(b)Earned PSUs. Notwithstanding anything to the contrary above, with respect to Unvested Equity Awards that are performance-based restricted stock units (“PSUs”): (i) the portion (for purposes of clarification, which can be more than 100% under the terms of the Plans), if any, of your “Target PSUs” (as defined in the Plans) that will be deemed to be “Earned PSUs” (as defined in the Plans) will be determined at the same time and in the same manner as for all other holders of PSUs, subject to proration pursuant to Section 2(b) above (Pro Rata Vesting Thereafter), if applicable; and (ii) the date of vesting of the Earned RSUs will be the same as for all other holders of such PSUs.
(c)Forfeiture. Notwithstanding anything to the contrary above, in the event that (i) the Agreement becomes null and void pursuant to Section 2(c) of the Agreement (Compensation and Reimbursement), or (ii) you terminate the Agreement pursuant to Section 9(a)(i) of the Agreement (Termination) other than for the Company’s material breach of the Agreement, or (iii) the Company terminates the Agreement for your material breach pursuant to Section 9(a)(iii) of the Agreement (Termination for Material Breach), then all then-remaining Unvested Equity Awards will be forfeited immediately for no consideration due to you.
(d)Stock Transaction Requirements. You will follow the Company’s insider trading policies and procedures, including by preclearing your stock transactions and transacting in Company stock only under a Rule 10b5-1 trading plan.

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Exhibit C
Non-Disclosure, Assignment of Inventions and Non-Solicitation Agreement
(Fully Executed Version)

Page C-1 of C-1

Exhibit D
Restrictive Covenant Agreement
(Fully Executed Version)

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